Exhibit 3.1

FOURTH AMENDED AND RESTATED AGREEMENT

OF

LIMITED PARTNERSHIP

OF

KINDER MORGAN ENERGY PARTNERS, L.P.

i

ARTICLE XI	DISSOLUTION AND LIQUIDATION	21

11.1	Dissolution	21
11.2	Liquidation	21
11.3	Cancellation of Certificate of Limited Partnership	21
11.4	Reasonable Time for Winding Up	21
11.5	Return of Capital	22
11.6	No Capital Account Restoration	22
11.7	Waiver of Partition	22

ARTICLE XII	GENERAL PROVISIONS	22

12.1	Amendments	22
12.2	Addresses and Notices	22
12.3	References	22
12.4	Pronouns and Plurals	22
12.5	Further Action	22
12.6	Binding Effect	22
12.7	Integration	22
12.8	Creditors	22
12.9	Waiver	23
12.10	Counterparts	23
12.11	Applicable Law	23
12.12	Invalidity of Provisions	23

Attachments:

Exhibit A:                                      Ownership Information

ii

FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF KINDER MORGAN ENERGY PARTNERS, L.P.

This Fourth Amended and Restated Agreement of Limited Partnership of Kinder Morgan Energy Partners, L.P., (the “Partnership”) dated as of November 26, 2014, is entered into by and among Kinder Morgan G.P., Inc., a Delaware corporation, as the general partner (the “General Partner”), and Kinder Morgan Inc., a Delaware corporation, Kinder Morgan (Delaware), Inc., a Delaware corporation, and Kinder Morgan G.P., Inc. as limited partners (the “Limited Partners,” and together with the General Partner, the “Partners”).

WHEREAS, the General Partner and the other parties thereto entered into that certain Agreement of Limited Partnership of the Partnership (the “Original Agreement”); and

WHEREAS, the General Partner, acting pursuant to the Original Agreement, amended and restated the Original Agreement, as evidenced by that certain Amended and Restated Agreement of Limited Partnership of the Partnership dated as of August 6, 1992 (the “First Amended and Restated Agreement”); and

WHEREAS, the General Partner, acting pursuant to Section 15.1 of the First Amended and Restated Agreement, amended and restated the First Amended and Restated Agreement, as previously amended, as evidenced by that certain Second Amended and Restated Agreement of Limited Partnership of the Partnership, entered into as of January 14, 1998, but effective as of February 14, 1997 (the “Second Amended and Restated Agreement”); and

WHEREAS, the General Partner, acting pursuant to Article IV and Section 15.1 of the Second Amended and Restated Agreement, amended and restated the Second Amended and Restated Agreement, as previously amended, as evidenced by that certain Third Amended and Restated Agreement of Limited Partnership, dated as of May 18, 2001 (the “Third Amended and Restated Agreement”); and

WHEREAS, the General Partner, acting pursuant to Article IV and Section 15.1 of the Third Amended and Restated Agreement, amended the Third Amended and Restated Agreement, pursuant to six amendments, including that certain Amendment No. 6 thereto dated as of November 26, 2014; and

WHEREAS, pursuant to an Agreement and Plan of Merger dated as of August 9, 2014, among the Partnership, the General Partner, Kinder Morgan Management, LLC, Kinder Morgan, Inc. and P Merger Sub, LLC, on November 26, 2014, Kinder Morgan, Inc. and its subsidiaries became the owners of all of the interests in the Partnership which they did not already own, and as a result of that merger and related transactions, the General Partner and the three Limited Partners are the only Partners of the Partnership; and

WHEREAS, the Partnership no longer has any public unitholders; and

WHEREAS, the General Partner and the Limited Partners therefore desire to further amend and restate the Third Amended and Restated Agreement, as amended, to amend and simplify the agreement of limited partnership of the Partnership;

NOW, THEREFORE, the General Partner and the Limited Partners do hereby amend and restate the Third Amended and Restated Agreement, as amended, to provide, in its entirety, as follows:

ARTICLE I
ORGANIZATIONAL MATTERS

1.1                               Continuation.  The General Partner and the Limited Partners hereby continue the Partnership as a limited partnership pursuant to the provisions of the Delaware Act.  Except as expressly provided to the contrary in this Agreement, the rights and obligations of the parties and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.  All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

1.2                               Name.  The name of the Partnership shall be “Kinder Morgan Energy Partners, L.P.”  The Partnership’s business may be conducted under any other name or names deemed necessary or appropriate by the General Partner, including, without limitation, the name of the General Partner or any Affiliate thereof.

1.3                               Registered Office.  The registered agent of the Partnership for service of process in the State of Delaware and the registered office of the Partnership in the State of Delaware shall be that person and location reflected in the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time (the “Certificate of Limited Partnership”). In the event that the registered agent ceases to act as such for any reason or the registered office shall change, the General Partner shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be, in the manner provided by law.

1.4                               Principal Office.  The principal office of the Partnership and the address of the General Partner shall be 1001 Louisiana Street, Suite 1000, Houston, Texas 77002, or such other place as the General Partner may from time to time designate. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems necessary or appropriate.

1.5                               Term.  The Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the termination of the Partnership in accordance with the provisions of Article XI.

ARTICLE II
DEFINITIONS

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Additional Book Basis” means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes

Additional Book Basis:

(a)                                 Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

(b)                                 If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided, that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership’s Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).

“Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership’s Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period.

“Adjusted Capital Account” means the Capital Account, with respect to each Partner, maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 5.1(d)(i) or 5.1(d)(ii)).  The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 4.2(d)(i) or 4.2(d)(ii).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, the Person in question.  As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 5.1, including, without limitation, a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of any Contributed Property means the fair market value of such property at the time of contribution as determined by the General Partner using such reasonable method of valuation as it may adopt; and the General Partner shall, in its sole discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this Fourth Amended and Restated Agreement of Limited Partnership of Kinder Morgan Energy Partners, L.P., as it may be amended, supplemented or restated from time to time.

“Book Basis Derivative Items” means any item of income, deduction, gain or loss included in the determination of Net Income or Net Loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

“Book-Down Event” means an event after which a negative adjustment is made to the aggregate Carrying Values of the assets of the Partnership pursuant to Section 4.2(d).

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date.  A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 4.2 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Book-Up Event” means an event after which a positive adjustment is made to the aggregate Carrying Values of the assets of the Partnership pursuant to Section 4.2(d).

“Capital Account” means the capital account maintained for a Partner pursuant to Section 4.2.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes or is deemed to contribute to the Partnership.

“Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination.  The Carrying Value of any property shall be adjusted from time to time in accordance with Section 4.2(d)(i) and 4.2(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder.  Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provisions of future law.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, contributed to the Partnership but excluding cash. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 4.2(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 5.1(c)(ix).

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Disposed of Adjusted Property” has the meaning assigned to such term in Section 5.1(c)(x)(B).

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“General Partner” means Kinder Morgan G.P., Inc., a Delaware corporation, and its successors as general partner of the Partnership, unless the context otherwise requires.

“Indemnitee” means the General Partner, any Person who is or was an Affiliate of the General Partner, any Person who is or was an officer, director, employee, partner, agent or trustee of the General Partner or any such Affiliate, or any Person who is or was serving at the request of the General Partner or any such Affiliate as a director, officer, employee, partner, agent or trustee of another Person.

“Limited Partner” means, unless the context otherwise requires, Kinder Morgan Inc., Kinder Morgan (Delaware), Inc. and Kinder Morgan G.P., Inc.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed

Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 4.2(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of the distribution, in either case, as determined under Section 752 of the Code.

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain for such taxable period over the Partnership’s items of loss and deduction for such taxable period.  The items included in the calculation of Net Income shall be determined in accordance with Section 4.2(b) and shall not include any items specially allocated under Section 5.1(c).  Once an item of income, gain, loss or deduction that has been included in the initial computation of Net Income is subjected to a Required Allocation or a Curative Allocation, Net Income or Net Loss, whichever the case may be, shall be recomputed without regard to such item.

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction for such taxable period over the Partnership’s items of income and gain for such taxable period.  The items included in the calculation of Net Loss shall be determined in accordance with Section 4.2(b) and shall not include any items specially allocated under Section 5.1(c).  Once an item of income, gain, loss or deduction that has been included in the initial computation of Net Loss is subjected to a Required Allocation or a Curative Allocation, Net Income, or Net Loss, whichever the case may be, shall be recomputed without regard to such item.

“Net Positive Adjustments” means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or negative pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 5.2(b)(i)(A), 5.2(b)(ii)(A) or 5.2(b)(iv) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditures (described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Partners” means the General Partner and the Limited Partners.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(f)(2).

“Partner Nonrecourse Deductions”  means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partnership” means the limited partnership heretofore formed and continued pursuant to this Agreement.

“Partnership Interest” means an interest in the Partnership, which shall include general partner interests and limited partner interests or a combination thereof or interest therein as the case may be.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

“Percentage Interest” means, with respect to any Partner, such Partner’s Percentage Interest as set forth on Exhibit A, which exhibit shall be amended by the General Partner as necessary to reflect changes and adjustments in accordance with the terms of this Agreement (provided that a failure to reflect any such change or adjustment on Exhibit A shall not prevent any such change or adjustment from being effective).

“Person” means an individual or a corporation, partnership, trust, unincorporated organization, association or other entity.

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Sections 734 or 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Limited Partners, the excess of (a) the Net Positive Adjustments of such Limited Partner as of the end of such period over (b) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period, and (ii) with respect to the General Partner (as holder of the general partner interest), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the general partner interest for each prior taxable period.

“Required Allocations” means any allocation (or limitation imposed on any allocation) of an item of income, gain, deduction or loss pursuant to (a) the proviso-clause of Section 5.1(b)(ii) or (b) Sections 5.1(c)(i), 5.1(c)(ii), 5.1(c)(iv), 5.1(c)(v), 5.1(c)(vi), 5.1(c)(vii) and 5.1(c)(ix), such allocations (or limitations thereon) being directly or indirectly required by the Treasury Regulations promulgated under Section 704(b) of the Code.

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be,

of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Sections 5.2(b)(i)(A) or 5.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

“Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Limited Partners (as the holders of the limited partner interests), the amount that bears the same ratio to such Additional Book Basis Derivative Items as such Limited Partners’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, and (ii) with respect to the General Partner (as holder of the general partner interest), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time.

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 4.2(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.2(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.2(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 4.2(d)).

ARTICLE III
PURPOSE

3.1                               Purpose and Business.  The Partnership’s purpose is to engage or participate, directly or indirectly, in any lawful business, project, act or activity in which limited partnerships organized pursuant to the Delaware Act may engage or participate.

3.2                               Powers.  The Partnership shall have the power and authority to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance of the purpose and business of the Partnership, including all power and authority, statutory or otherwise, possessed by, or which may be conferred upon, limited partnerships organized pursuant to the Delaware Act.

ARTICLE IV
CAPITAL CONTRIBUTIONS

4.1                               Capital Contributions. The initial Capital Contributions of the General Partner and the initial Limited Partners were made in accordance with Section 4.3 of the First Amended and Restated Agreement. Except as determined by the General Partner, no Partner shall be required to make any additional Capital Contribution. A Partner is not entitled to the return of any part of any Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions.

4.2                               Capital Accounts.  (a)  The Partnership shall maintain for each Partner a separate Capital Account in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv).  Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership by such Partner and (ii) all items of Partnership income and gain computed in accordance with Section 4.2(b) and allocated with respect to such Partnership Interest pursuant to Section 5.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 4.2(b) and allocated with respect to such Partnership Interest pursuant to Section 5.1.

(b)                                 For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article V and to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes, provided, that:

(i)                                     All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 5.1.

(ii)                                  Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.

(iii)                               Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(iv)                              In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 4.2(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the General Partner may adopt.

(c)                                  A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(d)

(i)                                     In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, or the issuance of Partnership Interests as consideration for the provision of services, the Capital Accounts of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance and had been allocated to the Partners at such time pursuant to Section 5.1 in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines in its sole discretion to be reasonable) to arrive at a fair market value for individual properties.

(ii)                                  In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such

Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 5.1 in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 11.2 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 4.2(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 11.2, be determined and allocated by the General Partner using such method of valuation as it may adopt.

4.3                               Partnership Interests and Percentage Interests.  (a)  Immediately prior to the execution of this Agreement, the General Partner was the sole General Partner of the Partnership and sole holder of the general partner interest in the Partnership, and as General Partner had a Percentage Interest of 1%.  Upon the execution of this Agreement, the General Partner remains the sole General Partner and as such continues to have such Percentage Interest of 1% and has the rights, powers and duties set forth herein.

(b)                                 Immediately prior to the execution of this Agreement, the Limited Partners were the sole Limited Partners of the Partnership and the sole holders of limited partner interests in the Partnership, all of which limited partner interests were represented by Common Units, Class B Units and New Units, as defined in the Third Amended and Restated Agreement, as amended, owned by the Limited Partners.  Immediately prior to the execution of this Agreement, the Limited Partners had Percentage Interests as Limited Partners in the amounts set forth on Exhibit A hereto.  Upon execution of this Agreement, each Common Unit, each Class B Unit and each New Unit shall cease to represent such Units or Partnership Interests, shall no longer be outstanding, and shall not be reissued, but each Limited Partner remains a Limited Partner and as such continues to have the Percentage Interest set forth on Exhibit A, and has the rights, powers and duties set forth herein.

(c)                                  This Section 4.3 is not intended to and does not change the Percentage Interest of any Partner.

ARTICLE V
ALLOCATIONS AND DISTRIBUTIONS

5.1                               Allocations for Capital Account Purposes.  For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 4.2(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

(a)                                 Net Income.  After giving effect to the special allocations set forth in Section 5.1(c), Net Income for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests.

(b)                                 Net Losses.  After giving effect to the special allocations set forth in Section 5.1(c), Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests.

(c)                                  Special Allocations.  Notwithstanding any other provision of this Section 5.1, the following special allocations shall be made for such taxable period in the following order and priority:

(i)                                     Partnership Minimum Gain Chargeback.  Notwithstanding any other provision of this Section 5.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision.  For purposes of this Section 5.1(c), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1(c) with respect to such taxable period (other than an allocation pursuant to Sections 5.1(c)(v) and 5.1(c)(vi)).  This Section 5.1(c)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)                                  Chargeback of Partner Nonrecourse Debt Minimum Gain.  Notwithstanding the other provisions of this Section 5.1 (other than Section 5.1(c)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions.  For purposes of this Section 5.1(c), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1(c), other than Section 5.1(c)(i) and other than an allocation pursuant to Sections 5.1(c)(v) and 5.1(c)(vi), with respect to such taxable period.  This Section 5.1(c)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(f)(4) and shall be interpreted consistently therewith.

(iii)                               Qualified Income Offset.  In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specifically allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury

Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 5.1(c)(i) or (ii).

(iv)                              Gross Income Allocations.  In the event any Partner has a deficit balance in its Adjusted Capital Account at the end of any Partnership taxable period, such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.1(c)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Section 5.1 have been tentatively made as if this Section 5.1(c)(iv) were not in this Agreement.

(v)                                 Nonrecourse Deductions.  Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests.  If the General Partner determines in its good faith discretion that the Partnership’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the Limited Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vi)                              Partner Nonrecourse Deductions.  Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i).  If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(vii)                           Nonrecourse Liabilities.  For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners shall be allocated among the Partners in accordance with their respective Percentage Interests.

(viii)                        Code Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(ix)                              Curative Allocation.

(A)                               Notwithstanding any other provision of this Section 5.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 5.1.  Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain.  Allocations, pursuant to this Section 5.1(c)(ix)(A) shall only be made with respect to Required Allocations to the extent the General Partner reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners.  Further, allocations pursuant to this Section 5.1(c)(ix)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner reasonably determines that such allocations are likely to be offset by subsequent Required Allocations.

(B)                               The General Partner shall have reasonable discretion, with respect to each taxable period, to (1) apply the provisions of Section 5.1(c)(ix)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 5.1(c)(ix)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(x)                                 Corrective and Other Allocations. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event, the following rules shall apply:

(A)                               Except as provided in Section 5.1(c)(x)(B), in the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 4.2(d) hereof) with respect to any Partnership property, the General Partner shall allocate such Additional Book Basis Derivative Items (1) to the General Partner in the same manner that the Unrealized Gain or Unrealized Loss attributable to such property is allocated pursuant to Section 4.2(d)(i) or Section 4.2(d)(ii) and (2) to all Limited Partners, pro rata in accordance with Percentage Interests, to the extent that the Unrealized Gain or Unrealized Loss attributable to such property is allocated to any Limited Partners pursuant to Section 4.2(d)(i) or Section 4.2(d)(ii).

(B)                               In the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 4.2(d) hereof as a result of a sale or other taxable disposition of any Partnership asset that is an Adjusted Property (“Disposed of Adjusted Property”), the General Partner shall allocate (1) additional items of income and gain (a) away from the General Partner and (b) to the Limited Partners, or (2) additional items of deduction and loss (a) away from the Limited Partners and (b) to the General Partner, to the extent that the Additional Book Basis Derivative Items allocated to the Limited Partners exceed their Share of Additional Book Basis Derivative Items with respect to such Disposed of Adjusted Property. For this purpose, the Limited Partners shall be treated as being allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Limited Partners under this Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among the Partners). Any allocation made pursuant to this Section 5.1(c)(x)(B) shall be made after all of the other Agreed Allocations have been made as if this Section 5.1(c)(x) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

(C)                               In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event, such negative adjustment shall be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as determined by the General Partner, that to the extent possible the aggregate Capital Accounts of the Partners will equal the amount that would have been the Capital Account balance of the Partners if no prior Book-Up Events had occurred.

(D)                               In making the allocations required under this Section 5.1(c)(x), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 5.1(c)(x).

5.2                               Allocations for Tax Purposes.  (a)  Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 5.1.

(b)                                 In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

(i)                                     (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) except as otherwise provided in Section 5.2(b)(iv), any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 5.1.

(ii)                                  (A)  In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 4.2(d)(i) or (ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 5.2(b)(i)(A); and (B) except as otherwise provided in Section 5.2(b)(iv), any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 5.1.

(iii)                               Except as otherwise provided in Section 5.2(b)(iv), all other items of income, gain, loss and deduction shall be allocated among the Partners in the same manner as their correlative item of “book” gain or loss is allocated pursuant to Section 5.1.

(iv)                              Any items of income, gain, loss or deduction otherwise allocable under Section 5.2(b)(i)(B), 5.2(b)(ii)(B) or 5.2(b)(iii) shall be subject to allocation by the General Partner in a manner designed to eliminate, to the maximum extent possible, Book-Tax Disparities in a Contributed Property or Adjusted Property otherwise resulting from the application of the “ceiling” limitation (under Section 704(c) of the Code or Section 704(c) principles) to the allocations provided under Section 5.2(b)(i)(A) or 5.2(b)(ii)(A).

(c)                                  For the proper administration of the Partnership, the General Partner shall have sole discretion to (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code.  The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 5.2(c) only if such conventions, allocations or amendments are consistent with the principles of Section 704 of the Code.

(d)                                 The General Partner in its sole discretion may determine to depreciate the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation method and useful life applied to the Partnership’s common basis of such property, despite the inconsistency of such approach with Treasury Regulation Section 1.167(c)-1(a)(6).

(e)                                  Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 5.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(f)                                   All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

5.3                               Distributions. Except for liquidating distributions, which shall be made in accordance with Section 11.2, all distributions to the Partners shall be made at such times and in such amounts as the General Partner shall determine in its sole discretion.  All distributions (other than liquidating distributions) shall be made to the Partners in accordance with their respective Percentage Interests.

ARTICLE VI
MANAGEMENT

6.1                               Management.  (a)  The business and affairs of the Partnership shall be managed by the General Partner. The General Partner shall have absolute, exclusive and complete control of the business and affairs of the Partnership, and shall possess all powers necessary, convenient or appropriate to carrying out the purposes and business of the Partnership, including, without limitation, doing all things and taking all actions necessary to carrying out the terms and provisions of this Agreement.

(b)                                 The Limited Partners (other than the General Partner, in its capacity as such, if the General Partner is also a Limited Partner) shall not participate in the operation, management or control (within the meaning of the Delaware Act) of the business and affairs of the Partnership and shall have no authority or right to act on behalf of the Partnership in connection with any matter.

6.2                               Indemnification. (a)  To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, the General Partner and any Person who is or was an officer or director of the General Partner shall be indemnified and held harmless by the Partnership, and all other Indemnitees may be indemnified and held harmless by the Partnership, to the extent deemed advisable by the General Partner, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as (i) the General Partner or any of their Affiliates, (ii) an officer, director, employee, partner, agent or trustee of the General Partner or any of their

Affiliates or (iii) a Person serving at the request of the Partnership in another entity in a similar capacity, provided, that in each case the Indemnitee acted in good faith and in the manner which such Indemnitee believed to be in, or not opposed to, the best interests of the Partnership, and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above.  Any indemnification pursuant to this Section 6.2 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b)                                 To the fullest extent permitted by law, expenses (including, without limitation, legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 6.2(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.2.

(c)                                  The indemnification provided by this Section 6.2 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as (i) the General Partner or an Affiliate thereof, (ii) an officer, director, employee, partner, agent or trustee of the General Partner or an Affiliate thereof or (iii) a Person serving at the request of the Partnership in another entity in a similar capacity, and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d)                                 The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)                                  For purposes of this Section 6.2, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 6.2(a); and action taken or omitted by it with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.

(f)                                   In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)                                  An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.2 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)                                 The provisions of this Section 6.2 are for the benefit of the Indemnities, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i)                                     No amendment, modification or repeal of this Section 6.2 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligation of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE VII
RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

7.1                               Limitation of Liability.  The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

7.2                               Management of Business.  No Limited Partner (other than the General Partner, in its capacity as such, if the General Partner is also a Limited Partner) shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership.  The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner or any of its Affiliates, in its capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

7.3                               Return of Capital.  No Limited Partner shall be entitled to the withdrawal or return of his Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement.

ARTICLE VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS

8.1                               Books, Records and Accounting.  The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business.  The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with generally accepted accounting principles.

8.2                               Fiscal Year.  The fiscal year of the Partnership shall be the calendar year.

8.3                               Reports.  From time to time, the Partnership shall provide to each Partner any financial or tax information regarding the Partnership reasonably requested by such Partner.

ARTICLE IX
TAX MATTERS

9.1                               Preparation of Tax Returns.  The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes.  The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.  The taxable year of the Partnership shall be the calendar year.

9.2                               Tax Elections.  Except as otherwise provided herein, the General Partner shall, in its sole discretion, determine whether to make any available election pursuant to the Code; provided, however, that the General Partner shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder.  The General Partner shall have the right to seek to revoke any such election (including without limitation, the election under Section 754 of the Code) upon the General Partner’s determination in its sole discretion that such revocation is in the best interests of the Limited Partners.

9.3                               Tax Controversies.  Subject to the provisions hereof, the General Partner is designated the Tax Matters Partner (as defined in Section 6231 of the Code), and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including, without limitation, resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith.  Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

ARTICLE X
TRANSFERS; ADMISSION OF PARTNERS

10.1                        Admission of Additional or Substitute Partners.  An additional or substitute Partner may only be admitted pursuant to a written agreement between the General Partner and the Limited Partners.

10.2                        Transfers. No Partnership Interest shall be transferred without the written consent of all Partners.  For this purpose, “transfer” includes any sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.

ARTICLE XI
DISSOLUTION AND LIQUIDATION

11.1                        Dissolution.  The Partnership shall dissolve, and its affairs should be wound up, upon the first to occur of the following:

(a)                                 an election to dissolve the Partnership by the General Partner;

(b)                                 entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act;

(c)                                  the sale of all or substantially all of the assets and properties of the Partnership; or

(d)                                 any other event or circumstance giving rise to the dissolution of the Partnership under the Delaware Act, unless the Partnership’s existence is continued pursuant to the Delaware Act.

11.2                        Liquidation.  Upon dissolution of the Partnership, the General Partner shall liquidate the assets of the Partnership, and apply and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

(a)                                 the payment to creditors of the Partnership, including, without limitation, Partners who are creditors, in the order of priority provided by law; and the creation of a reserve of cash or other assets of the Partnership for contingent liabilities in an amount, if any, determined by the General Partner to be appropriate for such purposes; and

(b)                                 to all Partners in accordance with the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of this clause) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with the date of such occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)); and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

11.3                        Cancellation of Certificate of Limited Partnership.  Upon the completion of the distribution of Partnership cash and property as provided in Section 11.2, the Partnership shall be terminated and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be cancelled and such other actions as may be necessary to terminate the Partnership shall be taken.

11.4                        Reasonable Time for Winding Up.  A reasonable time shall be allowed for the orderly winding up of business and affairs of the Partnership and the liquidation of its assets pursuant to Section 11.2 in order to minimize any losses otherwise attendant upon such winding up, and the provisions of this Agreement shall remain in effect between the Partners during the period of liquidation.

11.5                        Return of Capital.  The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

11.6                        No Capital Account Restoration.  No Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership.

11.7                        Waiver of Partition.  Each Partner hereby waives any right to partition of the Partnership property.

ARTICLE XII
GENERAL PROVISIONS

12.1                        Amendments. This agreement may be amended pursuant to a written agreement between the General Partner and the Limited Partners.

12.2                        Addresses and Notices.  Any notice, demand, request, report or other communications required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient. Such communications must be sent to the respective Partners at their addresses set forth in Exhibit A.

12.3                        References.  Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

12.4                        Pronouns and Plurals.  Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

12.5                        Further Action.  The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

12.6                        Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

12.7                        Integration.  This Agreement constitutes the entire agreement among parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

12.8                        Creditors.  None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

12.9                        Waiver.  No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

12.10                 Counterparts.  This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

12.11                 Applicable Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

12.12                 Invalidity of Provisions.  If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

IN WITNESS WHEREOF, the General Partner and the Limited Partners have executed this Agreement to be effective as of the date first set forth in this Agreement.

GENERAL PARTNER:

KINDER MORGAN G.P., INC.

By:	/s/ David R. DeVeau
Name:	David R. DeVeau
Title:	Vice President

LIMITED PARTNERS:

KINDER MORGAN, INC.

By:	/s/ David R. DeVeau
Name:	David R. DeVeau
Title:	Vice President

KINDER MORGAN (DELAWARE), INC.

By:	/s/ David R. DeVeau
Name:	David R. DeVeau
Title:	Vice President

KINDER MORGAN G.P., INC.

By:	/s/ David R. DeVeau
Name:	David R. DeVeau
Title:	Vice President

EXHIBIT A

OWNERSHIP INFORMATION

General Partner	Percentage Interest

1) Kinder Morgan G.P., Inc. Kinder Morgan G.P., Inc. 1001 Louisiana Street, Suite 1000 Houston, Texas 77002 Attention: David R. DeVeau Facsimile: (713) 495-2977	1.00%

Limited Partners	Percentage Interest

2) Kinder Morgan, Inc. Kinder Morgan, Inc. 1001 Louisiana Street, Suite 1000 Houston, Texas 77002 Attention: David R. DeVeau Facsimile: (713) 495-2977	34.27%

3) Kinder Morgan (Delaware), Inc. Kinder Morgan (Delaware), Inc. 1001 Louisiana Street, Suite 1000 Houston, Texas 77002 Attention: David R. DeVeau Facsimile: (713) 495-2977	64.20%

4) Kinder Morgan G.P., Inc. Kinder Morgan (Delaware), Inc. 1001 Louisiana Street, Suite 1000 Houston, Texas 77002 Attention: David R. DeVeau Facsimile: (713) 495-2977	00.53%

1